EXHIBIT 99.1
                                 PRESS RELEASE OF REGISTRANT DATED APRIL 1, 2003

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                             LIGHTPATH TECHNOLOGIES
                    PROJECTS THIRD QUARTER FINANCIAL RESULTS
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                              FOR IMMEDIATE RELEASE

(APRIL 1, 2003) ORLANDO, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, high performance fiber-optic collimators, isolators and advanced manufacturing technologies reported today that the company projects flat revenue growth to the prior quarter. Ken Brizel, President and Chief Executive Office of LightPath, commented "While the company observes strong customer design interest, it continued to see weak demand within the communications sector during the third quarter". The company projects third quarter fiscal 2003 sales to be approximately $1.7 million.

Preliminary projections of cash flow for the third quarter show a net cash used of $2.7 million. Net cash flow for the period is expected to include $1.0 million for annual Directors and Officers insurance premiums, severance and separation costs, costs associated with the closure of the Albuquerque, New Mexico facility and transition of production from the Walnut, California plant to Orlando, Florida. Cash on hand at close of the period is estimated at $3.8 million.

Mr. Brizel continued, "LightPath continues to see additional growth opportunities outside communications. Over this quarter we have seen soft markets in nearly all sectors, especially the communications sector. We are pleased under the present market conditions that LightPath has maintained its revenue and grown its customer base, but we continue to work with new customers within industrial, medical, defense and instrumentation where the lead times are longer than we would like for design to production. During this quarter we began the difficult process of moving our Walnut, California Isolator technologies for communications applications to Orlando, Florida. We will have qualified Orlando based Isolator technology during the next quarter and our manufacturing team continues to drive cost out of all product lines. Given the cumulative effects of our consolidation activities we will see significant improvement in operational cash flow."

LightPath will formally announce its third quarter 2003 financial results before the market opens on May 1, 2003, followed by a conference call and simultaneous audio webcast at 10:30 a.m. EDT. The webcast may be accessed through LightPath.com, investor relations.

LightPath manufactures in Orlando Florida, optical products including precision molded aspheric optics, proprietary collimator assemblies, GRADIUM(R) glass products, laser components utilizing proprietary automation technology, higher level assemblies and packaging solutions. The Company has 55 U.S. patents, plus 8 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 33 patents with 24 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:      Ken Brizel, President & CEO of LightPath
               Todd Childress, CFO of LightPath
               LightPath Technologies, Inc. (407) 382-4003
               Internet: www.lightpath.com

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.